Exhibit 4.7
Execution Copy
SERIES A PREFERRED SHARE PURCHASE AGREEMENT
     THIS SERIES A PREFERRED SHARE PURCHASE AGREEMENT (the “Agreement”) is made as of June 18, 2009, by and among EASTERN WELL HOLDINGS LIMITED , a company duly incorporated and validly existing under the Laws of Hong Kong (the “Company”), CHINA ENVIRONMENT FUND III, L.P., a limited liability partnership organized and validly existing under the Laws of the Cayman Islands (the “Investor”), SUN KWOK PING , a citizen of Hong Kong with the Hong Kong passport No. of DA9001901 (the “Founder”), SHANGHAI NOBO COMMERCE & TRADE CO., LTD. , a wholly foreign owned enterprise duly organized and validly existing under the Laws of the PRC (“Shanghai Nobo”), NUOXIN ENERGY TECHNOLOGY (SHANGHAI) CO., LTD. , a wholly foreign owned enterprise duly organized and validly existing under the Laws of the PRC (“Shanghai Nuoxin”) and JIANGXI NOBAO ELECTRIC CO., LTD. , a wholly foreign owned enterprise duly organized and validly existing under the Laws of the PRC (“Jiangxi Nobao”).
     Each of the Company, the Investor, the Founder, Shanghai Nobo, Shanghai Nuoxin and Jiangxi Nobao shall be referred to individually as a “Party” and collectively as the “Parties”. Shanghai Nobo, Shanghai Nuoxin and Jiangxi Nobao shall be collectively referred to as the “PRC Companies”.
RECITALS
A.	Immediately prior to the Closing (as defined in Section 2.4(i)), the Founder owns beneficially and legally one hundred percent (100%) of the equity interest of the Company. The Company owns beneficially and legally one hundred percent (100%) of the equity interest of each PRC Company.
B.	The Company wishes to issue and sell to the Investor, and the Investor wishes to purchase and subscribe for from the Company, an aggregate of 4,906,480 Series A Preferred Shares of the Company, subject to the terms and conditions of this Agreement.
WITNESSETH
THE PARTIES HEREBY AGREE AS FOLLOWS:
1	Definitions.
     Capitalized terms used herein shall have the meanings ascribed to them in Schedule 1 attached hereto.
2	Purchase and Sale of Series A Preferred Shares; Closing.
     2.1 Authorization.
     As of the Closing, the Company shall have an authorized share capital of US$100,000 comprising of 100,000,000 shares with a par value of US$0.001 per share. As of the Closing, the Company shall have authorized the issuance at the Closing, pursuant to the terms and conditions of this Agreement, of at least 4,906,480 Series A Preferred Shares, having the

Series A Preferred Share Purchase Agreement

rights, preferences, privileges and restrictions as set forth in the Memorandum and Articles.
     2.2 Conversion of the Loan; Sale and Issuance of Series A Preferred Shares.
     (i) Subject to, and in accordance with, the terms and conditions of this Agreement, and the Promissory Note, upon the Closing the outstanding Loan shall be converted into a total of 2,453,240 Series A Preferred Shares (the “Conversion Shares”). Following the issuance of the Conversion Shares at the Closing, (i) the Loan, together with any interest accrued thereon, shall be deemed have been fully repaid and discharged and the outstanding Loan so converted shall be deemed to have been used to satisfy the subscription price for the Conversion Shares and no additional payment shall be made by the Investor for the Conversion Shares; (ii) the Promissory Note shall be automatically cancelled and terminated, and (iii) the Company and the Founder shall be released of any and all obligations under the Promissory Note and the Collateral Documents.
     (ii) Subject to the terms and conditions of this Agreement, at the Closing, the Investor agrees to subscribe for and purchase, and the Company agrees to issue and sell to the Investor, an aggregate of additional 2,453,240 Series A Preferred Shares (the “Subscribed Shares”), par value US$0.001 per share, each having the rights and privileges as set forth in the Memorandum and Articles, at a per share purchase price of US$4.076 for an aggregate amount of consideration of US$10,000,000 (the “Subscription Price”), plus the Series A Preferred Shares converted from the Loan, representing 24.5324% of the Company’s aggregate equity interest immediately after Closing on a fully-diluted basis.
     (iii) Subject to the terms and conditions of this Agreement, the Company shall issue a Series A warrant to the Investor in substantially the form attached hereto as Exhibit G-1 (the “Series A Warrant”) so that the Investor shall have the right to purchase certain amount of Series A Preferred Shares with a total purchase price of US$10,000,000. The Warrant will be exercisable at an exercise price per share equal to the price paid for each Series A Preferred Share hereunder (as adjusted for share splits, combinations, recapitalizations, reclassifications and similar transactions, if any).
     (iv) Subject to the terms and conditions of this Agreement, the Company shall issue to each of the Investor and the Founder warrants in substantially the form attached hereto as Exhibit G-2 (the “Valuation Adjustment Warrants”, collectively with the Series A Warrant, the “Warrants”, and each a “Warrant”) so that the Investor or the Founder shall be entitled to acquire additional Series A Preferred Shares or Ordinary Shares (as adjusted for share splits, combinations, recapitalizations, reclassifications and similar transactions, if any) in accordance with adjusted post money valuation of the Company, which will be determined in accordance with the audited and consolidated 2009 net profit of the Company for 2009 fiscal year.
     2.3 Closing.
     (i) Subject to the satisfaction by the Company, the PRC Companies and the Founder of the conditions set forth in Section 5, and subject to the satisfaction by the Investor of the conditions set forth in Section 6, the issuance of the Conversion Shares and the purchase and sale of the Subscribed Shares hereunder shall take place remotely via the exchange of documents and signatures on a date specified by the Parties, or by another method or at another time and date and at another location to be mutually agreed to by the Parties, (which time, date and place are designated as the “Closing”), which date shall be no

Series A Preferred Share Purchase Agreement

later than five (5) Business Days after the satisfaction or waiver of each condition to the Closing set forth in Section 5 and Section 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”
     (ii) At the Closing, the Company shall (i) deliver to the Investor a certificate representing the Series A Preferred Shares acquired by the Investor hereunder as set forth on Exhibit A, and (ii) cause the Company’s register of members to be updated to reflect the Series A Preferred Shares purchased by the Investor.
     (iii) At the Closing, the Investor shall (i) deliver an executed counterpart of this Agreement and the Ancillary Agreements to the Company and the Founder, and (ii) deposit the Subscription Price as indicated on Exhibit A by wire transfer of immediately available U.S. dollar funds into a bank account designated by the Company.
     2.4 Termination of Agreement.
     This Agreement may be terminated before the Closing as follows:
     (i) at the election of the Investor on or after the date that is ninety (90) days after the Execution Date (the “Termination Date”), if the Closing shall not have occurred on or before such date, provided that: (i) the terminating party is not in material default of any of its obligations hereunder, and (ii) the right to terminate this Agreement pursuant to this Section 2.4(i) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the Closing to be consummated by the Termination Date;
     (ii) by mutual written consent of Company and the Investor as evidenced in writing signed by each of the Company and the Investor;
     (iii) by the Investor in the event of any material breach or violation of any representation or warranty, covenant or agreement contained herein or in any of the other Transaction Documents by the Company, the Founder, or any of the PRC Companies, and such breach or violation cannot be cured within fourteen (14) days from the receipt of the notice by the Investor;
     (iv) by the Company, in the event of any material breach or violation of any representation or warranty, covenant or agreement contained herein or in any of the other Transaction Documents by the Investor, including but without limitation the failure of the Investor to pay the Subscription Price within fourteen (14) working days after the satisfaction by the Company, the PRC Companies and the Founder of the conditions set forth in Section 5; or
     (v) at the election of the Company or the Investor when governmental orders, decrees or decisions have been issued or governmental actions have been taken to prohibit the transaction contemplated under this Agreement or any of the Ancillary Agreements;
     In the event of termination by the Company and/or the Investor pursuant to Section 2.4 hereof, written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate, and the issuance of the Conversion Shares and the Subscribed

Series A Preferred Share Purchase Agreement

Shares hereunder shall be abandoned, without further action by the Company or the Investor, in which case, the Company shall repay the full amount of the Loan, together with any accrued but not paid interest thereon, to the Lender in accordance with Section 3.1 of the Promissory Note.
     2.5 Effect of Termination.
     In the event that this Agreement is validly terminated pursuant to Section 2.4, then each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Company, the Founder or the Investor; provided that no such termination shall relieve any Party hereto from liability for any breach of this Agreement. In the event that this Agreement is validly terminated pursuant to Section 2.4 before the Closing, the Investor shall be obligated to assist the Company and/or the PRC Companies to cancel the certificate/registration under Section 2.3(ii) hereof. The provisions of this Section 2.5, Section 7, Section 9.9 and Section 9.13 hereof shall survive any termination of this Agreement.
     2.6 Closing Account.
     (i) Payment of the Subscription Price shall be made by the Investor to the Company on the Closing Date by remittance of immediately available fund to the following bank account of the Company, which shall be an interest bearing account with a reputable bank agreed upon among the Investor, the Company and the Founder (the “Closing Account”):

Account Bank:	Deutsche Bank AG, Hong Kong Branch
Account Name:	Eastern Well Holdings Limited
Account Number:	0012732-05-1
Bank Code:	054
SWIFT Code:	DEUTHKHH
Address:	55/F Cheung Kong Center, 2 Queen’s Road Central, HK
     (ii) All bank charges and related expenses for remittance and receipt of funds shall be for the account of the Company. The authorized person appointed by the Company and the Investor respectively shall be co-signatories to the Closing Account and no disbursement shall be made from the Closing Account without the signature of each of the signatories designated by the Company and the Investor. The Company shall provide seven (7) days prior notice to the Investor of any planned disbursement from the Closing Account.
3 Representations and Warranties of the Company, the PRC Companies and the Founder.
     The Company, and the Founder, jointly and severally, represent and warrant to the Investor with respect to each member of the Company Group, and each PRC Company hereby represents and warrants to the Investor with regard to itself that the statements contained in this Section 3 are true, correct and complete (except as set forth on the Disclosure Schedule attached hereto as Exhibit D (the “Disclosure Schedule”), which exceptions shall be deemed to be representations and warranties as if made hereunder (in this Agreement, any reference to a party’s “knowledge” means such party’s actual knowledge after due and diligent inquiries of officers and directors of such party).

Series A Preferred Share Purchase Agreement

     3.1 Organization, Good Standing; Due Authorization.
     Each member of the Company Group is duly organized, validly existing and in good standing under the Laws of their respective jurisdiction of incorporation. Each member of the Company Group has all requisite legal and corporate power and authority to carry on its business as now conducted, and is duly qualified to transact business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on such Person.
     3.2 Authorization; Consents.
     Each of the Company and the PRC Companies has all requisite legal and corporate power, and has taken all corporate action necessary, for each to properly and legally authorize, execute and deliver this Agreement and each of the Transaction Documents to which it is a party, and to carry out its respective obligations hereunder and thereunder. The authorization and issuance of all of (A) the Series A Preferred Shares under this Agreement, (B) the Ordinary Shares issuable upon conversion of the Series A Preferred Shares, (C) the Series A Preferred Shares issuable upon exercise of the Warrants, has been taken or will be taken prior to the Closing. This Agreement, each of the Transaction Documents to which the Company, any of the PRC Companies, and/or the Founder is party, when executed and delivered by the same, will constitute the valid and legally binding obligation of the Company, any of the PRC Companies and/or the Founder, as the case may be, and enforceable against such Person in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The issuance of any Series A Preferred Shares or Ordinary Shares issuable upon conversion of the Series A Preferred Shares is not subject to any preemptive rights or rights of first refusal, or if any such preemptive rights or rights of first refusal exist, waiver of such rights has been obtained from the holders thereof. For the purpose only of this Agreement, “reserve,” “reservation” or similar words with respect to a specified number of Ordinary Shares or Series A Preferred Shares of the Company shall mean that the Company shall, and the Board of Directors of the Company shall procure that the Company shall, refrain from issuing such number of shares so that such number of shares will remain in the authorized but unissued shares of the Company until the conversion rights of the holders of any Convertible Securities exercisable for such shares and the Warrants are exercised in accordance with the Memorandum and Articles or otherwise.
     3.3 Valid Issuance of Series A Preferred Shares; Consents.
     (i) The Series A Preferred Shares, when issued and sold to the Investor in accordance with the terms of this Agreement, the Ordinary Shares, when issued upon conversion of Series A Preferred Shares, and the Series A Preferred Shares issued upon exercise of the Warrants will be duly and validly issued, fully paid and non-assessable, free from any Liens and will be free of restrictions on transfer (except for any restrictions on transfer under applicable securities Laws). The Ordinary Shares issuable upon conversion of the Series A Preferred Shares and the Series A Preferred Shares issuable upon exercise of the Warrants, when issued and sold to the Investor in accordance with the terms of this Agreement, have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Memorandum and Articles, will be duly and validly issued, fully paid and non-assessable, free from any Liens and will be free of restrictions on transfer (except for any restrictions on transfer under applicable securities Laws).

Series A Preferred Share Purchase Agreement

     (ii) Except as set forth in Section 3.3(ii) of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of the Company is required in connection with the valid execution, delivery and consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or the offer, sale, issuance or reservation for issuance of the Series A Preferred Shares.
     (iii) Subject in part to the truth and accuracy of the Investor’s representations set forth in Section 4 of this Agreement, the offer, sale and issuance of all Series A Preferred Shares and Ordinary Shares issuable upon conversion of the Series A Preferred Shares as contemplated by this Agreement and the Ancillary Agreements, are exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any applicable securities Laws.
     (iv) All presently outstanding Ordinary Shares of the Company were duly and validly issued, fully paid and non-assessable, and are free and clear of any liens and free of restrictions on transfer (except for any restrictions on transfer under applicable securities Laws) and have been issued in compliance in all material respects with the requirements of all applicable securities Laws and regulations, including, to the extent applicable, the Securities Act.
     3.4 Capitalization and Voting Rights.
     (i) Section 3.4(i) of the Disclosure Schedule sets forth the complete and accurate shareholding structure of the Company Group, including but not limited, to: (i) all registered and beneficial owners of each member of the Company Group; and, (ii) all share capital or registered capital of each member of the Company Group. Except as set forth in Section 3.4 of the Disclosure Schedule, all share capital or registered capital of each member of the Company Group have been duly and validly issued (or subscribed for) and fully paid and are non-assessable. All share capital or registered capital of each member of the Company Group is free of Liens and any restrictions on transfer (except for any restrictions on transfer under applicable Laws). No share capital or registered capital of any member of the Company Group was issued or subscribed to in violation of the preemptive rights of any person, terms of any agreement or any Laws, by which each such Person at the time of issuance or subscription was bound. Except as set forth in Section 3.4 of the Disclosure Schedule, (i) there are no resolutions pending to increase the share capital or registered capital of any member of the Company Group; (ii) there are no outstanding options, warrants, proxy agreements, pre-emptive rights or other rights relating to the share capital or registered capital of any member of the Company Group, other than as contemplated by this Agreement; (iii) there are no outstanding Contracts or other agreements under which any member of the Company Group or any other Person purchases or otherwise acquires, or has the right to purchase or otherwise acquire, any interest in the share capital or registered capital of any member of the Company Group; (iv) there are no dividends which have accrued or been declared but are unpaid by any member of the Company Group; and (v) there are no outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any member of the Company Group.
     (ii) Immediately prior to the Closing, the authorized capital of the Company shall consist of:
          (a) Ordinary Shares. A total of 70,000,000 authorized Ordinary Shares, of

Series A Preferred Share Purchase Agreement

which 14,593,520 is issued and outstanding. Exhibit E attached hereto is a true and correct Capitalization Table for the Company. The rights, privileges and preferences of Ordinary Shares are as stated in the Memorandum and Articles and the Ancillary Agreements.
          (b) Preferred Shares. A total of 30,000,000 authorized preferred shares, of which 4,906,480 shares are designated as Series A Preferred Shares, none of which are issued and outstanding. The rights, privileges and preferences of the Series A Preferred Shares will be as stated in the Memorandum and Articles and the Ancillary Agreements.
          (c) Options, Reserved Shares. The Company has authorized sufficient Ordinary Shares for issuance upon conversion of the Series A Preferred Shares and sufficient Series A Preferred Shares for issuance upon exercise of the Warrants. Except for (1) the conversion privileges of the Series A Preferred Shares, (2) the Warrants to be granted to the Investor as of the Closing, and (3) the participation rights and other similar rights provided in the Ancillary Agreements, there are no options, warrants, reserved shares, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the shares of the Company before the Closing. Apart from the exceptions noted in this Section 3.4 and the Ancillary Agreements, no shares of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any participation rights, rights of first refusal or other rights to purchase such shares.
          (d) Except as set forth above and except for (1) the conversion privileges of the Series A Preferred Shares, and (2) certain rights provided in this Agreement or the Ancillary Agreements, there are no outstanding options, securities, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholders agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its equity securities. Except as contemplated hereby and as set forth in Section 3.4(ii)(d) of the Disclosure Schedule, the Company is not a party or subject to any agreement that affects or relates to the voting or giving of written consents with respect to any security of the Company.
     (iii) The Company is the sole owner of one hundred percent (100%) or the equity interest of each PRC Company.
     3.5 Tax Matters.
     (i) The provisions for taxes as shown on the balance sheet included in the Financial Statements (as defined in Section 3.7 below) are sufficient in all material respects for the payment of all accrued and unpaid applicable taxes of the Company Group as of the date of each such balance sheet, whether or not assessed or disputed as of the date of each such balance sheet. To the knowledge of the Company, the PRC Companies and the Founder, and except as set forth in Section 3.5 of the Disclosure Schedule, there have been no extraordinary examinations or audits of any tax returns or reports by any applicable Governmental Authority. Except as set forth in Section 3.5 of the Disclosure Schedule, each member of the Company Group has filed or caused to be filed on a timely basis all tax returns that are or were required to be filed (to the extent applicable), all such returns are correct and complete, and each member of the Company Group has paid all taxes that have become due, or have reflected such taxes in accordance with PRC GAAP as a reserve for taxes on the Financial Statements. There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

Series A Preferred Share Purchase Agreement

     (ii) No member of the Company Group is, nor expects to become, a “controlled foreign corporation” within the meaning of Section 957 of the Code or a passive foreign investment company as described in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”).
     (iii) To the knowledge of the Company, the PRC Companies and the Founder, no shareholder of any member of the Company Group, solely by virtue of its status as shareholder of such member of the Company Group, has personal liability under local Law for the debts and claims of such member of the Company Group. There has been no communication from any tax authority relating to or affecting the tax classification of any member of the Company Group.
     (iv) The Founder and the PRC Companies have complied with all applicable PRC tax Laws and regulations.
     3.6 Books and Records.
     Each member of the Company Group maintains in all material respects its books of accounts and records in the usual, regular and ordinary manner, on a basis of no material inconsistency with prior practice, and which permits its Financial Statements to be prepared in accordance with generally accepted accounting principles in the PRC.
     3.7 Financial Statements.
     Section 3.7 of the Disclosure Schedule sets forth, and the Company has delivered to the Investor, (a) the audited financial statements of each PRC Company for the fiscal year ending December 31, 2008 prepared by each PRC Company in accordance with the PRC GAAP, (b) the unaudited balance sheet, statements of operations and cash flows of each PRC Company for the period from January 1, 2009 to May 31, 2009 (the “Statement Date”), prepared by each PRC Company in accordance with the PRC GAAP, (c) the unaudited consolidated financial statements of the Company for the fiscal year ending December 31, 2008, prepared by the Company in accordance with the IFRS, and (e) the audited consolidated financial statements of the Company for the fiscal year ending December 31, 2008, prepared by the Company in accordance with the IFRS (collectively, the “Financial Statements”). The Financial Statements are complete and correct in all material respects and present fairly the financial condition and position of the Company and the PRC Companies as of their respective dates, in each case except as disclosed therein and except for the absence of notes.
     3.8 Changes.
     Since the Statement Date, except as contemplated by this Agreement and except as set forth in Section 3.8 of the Disclosure Schedule, there has not been:
     (i) any change in the assets, liabilities, financial condition or operations of any member of the Company Group from that reflected in the Financial Statements, other than changes in the ordinary course of business, or other changes which would not reasonably be expected to have a Material Adverse Effect on any member of the Company Group;
     (ii) any resignation or termination of any Senior Manager of any member of the Company Group;

Series A Preferred Share Purchase Agreement

     (iii) any satisfaction or discharge of any Lien or payment of any obligation by any member of the Company Group, except those made in the ordinary course of business or those that are not material to the assets, properties, financial condition, or operation of such entities (as such business is presently conducted);
     (iv) any material change, amendment to or termination of a Material Contract (as defined below in Section 3.11(i));
     (v) any material change in any compensation arrangement or agreement with any Senior Manager of any member of the Company Group;
     (vi) any sale, assignment or transfer of any Intellectual Property of any member of the Company Group, other than in the ordinary course of business or which would not reasonably be expected to have a Material Adverse Effect on any member of the Company Group;
     (vii) any declaration, setting aside or payment or other distribution in respect of any member of the Company Group’s capital shares, or any direct or indirect redemption, purchase or other acquisition of any of such shares by any member of the Company Group other than the repurchase of capital shares from employees, officers, directors or consultants pursuant to agreements approved by the Board of Directors of the such Person;
     (viii) any failure to conduct business in the ordinary course, consistent with such member of the Company Group’s past practices;
     (ix) any damages, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operation or business of any member of the Company Group;
     (x) any event or condition of any character which might have a Material Adverse Effect on the assets, properties, financial condition, operation or business of any member of the Company Group, but excluding any of the foregoing resulting from general economic conditions or from conditions that generally affect the industry of such member of the Company Group (other than changes that have a materially disproportionate effect on such Person); or
     (xi) any agreement or commitment by any member of the Company Group to do any of the things described in this Section 3.8.
     3.9 Litigation.
     There is no action, suit, or other court proceeding pending or threatened, against any member of the Company Group. To the best knowledge of the Company, the PRC Companies and the Founder, there is no investigation pending or threatened against any member of the Company Group, and there is no action, suit, proceeding or investigation pending or threatened against any Senior Manager of any member of the Company Group in connection with their respective relationship with such Person, as the case may be. There is no judgment, decree, or order of any court or Governmental Authority in effect and binding of any member of the Company Group or its assets or properties. There is no court action, suit, proceeding or investigation by any member of the Company Group which such Person intends to initiate against any third party. No Government Authority has at any time

Series A Preferred Share Purchase Agreement

materially challenged or questioned in writing the legal right of any member of the Company Group to conduct its business as presently being conducted.
     3.10 Liabilities.
     Except as set forth in Section 3.10 of the Disclosure Schedule or arising under the instruments set forth in Section 3.11 of the Disclosure Schedule, the Company Group has no liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) liabilities set forth in the Financial Statements, (ii) trade or business liabilities incurred in the ordinary course of business, and (iii) other liabilities that do not exceed US$20,000 in the aggregate.
     3.11 Commitments.
     (i) Section 3.11 of the Disclosure Schedule contains a complete and accurate list of all Contracts to which any member of the Company Group is bound that involve (a) obligations (contingent or otherwise) or payments to any member of the Company Group in excess of US$100,000, (b) the license or transfer of Intellectual Property or other proprietary rights to or from any member of the Company Group, (c) any Contracts that affect the assets, properties, financial condition, operation or business of any member of the Company Group in material respects, including but not limited to any Contract having an effective term of more than one (1) year or payments in excess of US$100,000 (collectively, the “Material Contracts”).
     (ii) Except as set forth in Section 3.11 of the Disclosure Schedule, there are no Contracts of any member of the Company Group containing covenants that in any material way purport to restrict the business activity of such member of the Company Group or limit in any material respect the freedom of such member of the Company Group to engage in any line of business that it is currently engaged in, to compete in any material respect with any entity or to obligate in any material respect such member of the Company Group to share, license or develop any product or technology.
     (iii) All of the Material Contracts are valid, subsisting, in full force and effect and binding upon the respective member of the Company Group and to the other parties thereto.
     (iv) Each member of the Company Group has in all material respects satisfied or provided for all of its liabilities and obligations under the Material Contracts requiring performance prior to the date hereof, is not in default in any material respect under any Material Contract, nor does any condition exist that with notice or lapse of time or both would constitute such a default. The Company, the PRC Companies and the Founder are not aware of any material default thereunder by any other party to any Material Contract or any condition existing that with notice or lapse of time or both would constitute such a material default, or give any Person the right to declare a material default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, a Material Contract.
     (v) No member of the Company Group has given to, or received from, any Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential material violation or material breach of, or material default under, any Material Contract.

Series A Preferred Share Purchase Agreement

     3.12 Compliance with Laws.
     (i) Except as set forth in Section 3.12(i) of the Disclosure Schedule, each member of the Company Group is in compliance with all Laws and regulations that are applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or properties, including any PRC governmental claims arising under any applicable PRC Laws or regulations that may require the registration or licensing of any Intellectual Property but excluding any third party claims.
     (ii) No event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by any member of the Company Group of, or a failure on the part of any member of the Company Group to comply with, any Law or regulation applicable to such member of the Company Group, or (b) may give rise to any obligation on the part of any member of the Company Group to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for such violations or failures by such member of the Company Group that, individually or in the aggregate, would not result in any Material Adverse Effect on such entity.
     (iii) No member of the Company Group has received any written notice from any Governmental Authority regarding (a) any actual, alleged, possible, or potential material violation of, or material failure to comply with, any Law, or (b) any actual, alleged, possible, or potential material obligation on the part of any member of the Company Group to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
     (iv) To the best knowledge of the Company, the PRC Companies and the Founder, no member of the Company Group, nor any shareholder, director, agent, employee or any other person acting for or on behalf of any member of the Company Group, has directly or indirectly (a) made any contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any Public Official or otherwise (A) to obtain favorable treatment in securing business for any member of the Company Group, (B) to pay for favorable treatment for any member of the Company Group for any member of the Company Group for business secured, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of the any member of the Company Group, in each case which would have been in violation of any applicable Law, (b) established or maintained any fund or assets in which any member of the Company Group shall have proprietary rights that have not been recorded in the books and records of such Person, or (c) committed any act which violates the Foreign Corrupt Practices Act of the United States (15 U.S.C. §§ 78dd-1, et seq.), as amended, or any similar statute or law, rule, regulation, official policy, interpretation or pronouncement of any Governmental Authority.
     (v) All consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any Governmental Authority and any third party which are required to be obtained or made by each Company Group and the Founder in connection with the consummation of the transactions contemplated hereunder shall have been obtained or made prior to and be effective as of the Closing.
     3.13 Title; Liens; Permits.
     (i) Each member of the Company Group has good and marketable title to all the tangible properties and assets reflected in its books and records, whether real, personal, or mixed, purported to be owned by such Person, free and clear of any Liens, other than

Series A Preferred Share Purchase Agreement

Permitted Liens. With respect to the tangible property and assets it leases, each member of the Company Group is in compliance in all material respects with such leases and holds a valid leasehold interest free of any Liens, other than Permitted Liens. Each member of the Company Group owns or leases all tangible properties and assets necessary to conduct in all material respects its business and operations as presently conducted.
     (ii) Each member of the Company Group has all material franchises, authorizations, approvals, permits, certificates and licenses (“Permits”) necessary for its business and operations as now conducted or planned to be conducted, and believes that each member of the Company Group can continue to hold such Permits without undue burden or expense, including but not limited to any special approval or permits required under the Laws of the PRC for the PRC Companies to engage in its business. No member of the Company Group is in default in any material respect under any such Permits.
     3.14 Subsidiaries.
     No member of the Company Group owns or Controls, directly or indirectly, any interest in any other Person and is not a participant in any joint venture, partnership or similar arrangement. Section 3.14 of the Disclosure Schedule lists each Person (other than a natural person) that is, directly or indirectly, Controlled by each member of the Company Group.
     3.15 Compliance with Other Instruments.
     (i) No member of the Company Group is in violation, breach or default of its articles of association. The execution, delivery and performance by the Company Group of and compliance with each of the Transaction Documents, and the consummation of the transactions contemplated thereby, will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (a) the articles of association of any member of the Company Group, (b) any Material Contract, (c) any judgment, order, writ or decree, or (d) any applicable Law.
     (ii) The execution and delivery of this Agreement do not, and the performance by the Founder of the transactions contemplated hereby or thereby will not violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give any party the right to terminate or accelerate any obligation under, any of the terms, conditions, or provisions of any agreement or other instrument or obligation to which the Founder is a party or by which it may be bound.
     3.16 Related Party Transactions.
     Except as set forth in Section 3.16 of the Disclosure Schedule, no officer or director of any member of the Company Group or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any of them (each of the foregoing, a “Related Party”), has any material agreement, understanding, proposed transaction with, or is materially indebted to, any member of the Company Group, nor is any member of the Company Group materially indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No Related Party has any material direct or indirect ownership interest in any firm or corporation with which any member of the Company Group is affiliated or with which any member of the Company Group has a business relationship, or any firm or corporation that competes with any member of the Company Group (except that

Series A Preferred Share Purchase Agreement

Related Parties may own less than 1% of the stock of publicly traded companies that engage in the foregoing). No Related Party has, either directly or indirectly, a material interest in: (a) any Person which purchases from or sells, licenses or furnishes to any member of the Company Group any goods, property, intellectual or other property rights or services; or (b) any Contract to which any member of the Company Group is a party or by which it may be bound or affected. For purposes of this Section 3.16 only, the term “material” or “materially” shall mean an obligation or interest in excess of US$20,000.
     3.17 Intellectual Property Rights.
     (i) Each member of the Company Group owns or otherwise has the right or license to use all Intellectual Property material to their business as currently conducted without any violation or infringement of the rights of others, free and clear of all Liens other than Permitted Liens. Section 3.17(i) of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property owned, licensed to or used by all members of the Company Group, whether registered or not, and a complete and accurate list of all licenses granted by any member of the Company Group to any third party with respect to any Intellectual Property. There is no pending or threatened, claim or litigation against any member of the Company Group, contesting the right to use its Intellectual Property, asserting the misuse thereof, or asserting the infringement or other violation of any Intellectual Property of any third party. All material inventions and material know-how conceived by employees of each member of the Company Group, including the Founder, and related to the businesses of such Person were “works for hire,” and all right, title, and interest therein, including any applications therefore, were transferred and assigned to such member of the Company Group.
     (ii) No proceedings or claims in which any member of the Company Group alleges that any person is infringing upon, or otherwise violating, its Intellectual Property rights are pending, and none has been served, instituted or asserted by a member of the Company Group.
     (iii) To the best knowledge of the Company, the PRC Companies and the Founder, none of the Senior Managers or employees of any member of the Company Group, or the Founder is obligated under any Contract (including a Contract of employment), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company Group, or that would conflict with the business of any member of the Company Group as presently conducted. To the best knowledge of the Company, the PRC Companies and the Founder, it will not be necessary to utilize in the course of the any member of the Company Group’s business operations any inventions of any of the employees of any member of the Company Group made prior to their employment by the such member of the Company Group, except for inventions that have been validly and properly assigned or licensed to such member of the Company Group as of the date hereof.
     (iv) Each member of the Company Group has taken all security measures that in the judgment of such Person are commercially prudent in order to protect the secrecy, confidentiality, and value of its material Intellectual Property.
     (v) No Public Software forms part of the any product or service provided by any member of the Company Group (“CG Product or Service”) and no Public Software was or is used in connection with the development of any CG Product or Service or is incorporated

Series A Preferred Share Purchase Agreement

into, in whole or in part, or has been distributed with, in whole or in part, any CG Product or Service. As used in this Section 3.17(v), “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as set forth www.opensource.org) or similar licensing or distribution models which require the distribution or making available of source code as well as object code of the software to licensees without charge (except for the cost of the medium) and (b) the right of the licensee to modify the software and redistribute both the modified and unmodified versions of the software, including software licensed or distributed under any of the following licenses: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the BSD License; or (vi) the Apache License.
     (vi) Shanghai Nobo has been duly authorized by Glen Dimplex Deutschland GmbH, a German company, to distribute the Nobo-branded heat pump in the PRC, Taiwan, Korea, Hong Kong and Macao. Such authorization is legal and valid and the cooperation relationship between Glen Dimplex Deutschland GmbH and the Company Group is in good condition. Neither the Company Group nor the Founder has received any notice, in oral or in writing, from Glen Dimplex Deutschland GmbH, indicating that such authorization and/or the cooperation may be adversely affected for any reason. To the best knowledge of the Company, the PRC Companies, and the Founder, such authorization is not likely to be withdrawn for any reason and the Company Group will be able to distribute the Nobo-branded heat pump of Glen Dimplex Deutschland GmbH in the future.
     3.18 Entire Business.
     There are no material facilities, services, assets or properties shared with any entity other than the members of the Company Group which are used in connection with the businesses of the Company Group.
     3.19 Labor Agreements and Actions.
     Except as set forth in Section 3.19 of the Disclosure Schedule, and except as required by Law, no member of the Company Group is a party to or bound by any currently effective deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. Each member of the Company Group has complied in all material respects with all applicable Laws related to employment, and no member of the Company Group has any union organization activities, threatened or actual strikes or work stoppages or material grievances. No member of the Company Group is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union.
     3.20 Specific Events.
     Since the Statement Date, except as set forth in the Financial Statements or in Section 3.20 of the Disclosure Schedule, no member of the Company Group has (a) declared, paid or committed to pay any dividends or authorized, made or committed to make any distribution upon or with respect to any of its securities, (b) incurred or committed to incur any indebtedness for money borrowed in excess of US$20,000 individually or US$50,000 in the

Series A Preferred Share Purchase Agreement

aggregate that is currently outstanding, (c) made or committed to make any loans or advances to any individual, other than ordinary advances for travel or other bona fide business-related expenses, or (d) waived or committed to waive any material right of value.
     3.21 Business Plan and Budget.
     The Founder has delivered to the Investor on or before the Closing a business plan and budget for the PRC Companies for the twelve (12) months following the Closing. Such Business Plan was prepared in good faith based upon assumptions and projections which the Founder believes are reasonable and not materially misleading.
     3.22 Disclosure.
     No representation or warranty of the Company, the PRC Companies or the Founder contained in this Agreement, the Ancillary Agreements, or any certificate furnished or to be furnished to the Investor at the Closing (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.
     3.23 Environmental and Safety Laws.
     No member of the Company Group is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.
     3.24 Exempt Offering.
     The offer and sale of the Series A Preferred Shares pursuant to this Agreement are exempt from the registration requirements of the Securities Act and from the registration or qualification requirements of any other applicable securities Laws and regulations, and the issuance of Ordinary Shares issuable upon conversion of the Series A Preferred Shares in accordance with the Memorandum and Articles and issuance of Series A Preferred Shares upon exercise of any Warrant will be exempt from such registration or qualification requirements.
     3.25 Representations and Warranties Relating to the Founder.
     Except for those set forth in Section 3.25 of the Disclosure Schedule,
     (i) Except as disclosed in Section 3.25 of the Disclosure Schedule, the Founder does not presently own or Control, and will not as of the Closing own or Control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity, except any interest in the Company and/or the PRC Companies.
     (ii) The Founder does not presently and will not as of the Closing own, manage, operate, finance, join, or Control, or participate in the ownership, management, operation, financing or Control of, or be associated as a director, senior management, partner, lender, investor or representative in connection with, any business or corporation, partnership, or organization which competes with the principal business conducted by the Company Group or with which the Company Group has a business relationship.

Series A Preferred Share Purchase Agreement

     (iii) The Founder is not aware of any action, suit, proceeding, claim, arbitration or investigation pending against him in connection with his involvement with any member of the Company Group. The Founder is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no action, suit, proceeding, claim, arbitration or investigation which the Founder intends to initiate in connection with his involvement with any member of the Company Group.
     (iv) Except as disclosed in Section 3.25 of the Disclosure Schedule, the Founder is currently devoting one hundred percent (100%) of his working time to the conduct of the business of the Company Group. The Founder is not planning to work less than full time at the Company Group in the future. The Founder does not, directly or indirectly, own, manage, or is engaged in, operate, Control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation, or Control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that is related to the business currently conducted by the Company Group or otherwise competes with the Company Group.
     3.26 Other Representations and Warranties Relating to the PRC Companies.
     (i) Except as disclosed in Section 3.26 (i) of the Disclosure Schedule, the constitutional documents and certificates and related contracts and agreements of each PRC Company are valid and have been duly approved or issued (as applicable) by competent PRC authorities.
     (ii) All consents, approvals, authorizations or licenses required under PRC Law for the due and proper establishment and operation of each PRC Company have been duly obtained from the relevant PRC authorities and are in full force and effect.
     (iii) The capital and organizational structure of each PRC Company and the conduct by each PRC Company of its applicable business under such structure is valid and in full compliance with PRC Laws.
     (iv) All filings and registrations with the PRC authorities required in respect of each PRC Company and its operations, including but not limited to the filings and registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureaus, customs authorities, and relevant product registration authorities, have been duly completed in accordance with the relevant rules and regulations of the PRC.
     (v) Except as disclosed in Section 3.26 (v) of the Disclosure Schedule, the registered capital of the PRC Subsidiary is fully paid up. The Company legally and beneficially owns 100% of the equity interest in each PRC Company. There are no outstanding rights, or commitments made by any of the PRC Companies to sell any of its equity interest.
     (vi) None of the PRC Companies is in receipt of any letter or notice from any relevant authority notifying revocation of any permits or licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

Series A Preferred Share Purchase Agreement

     (vii) Each PRC Company has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements and with all requisite licenses, permits and approvals granted by competent PRC authorities.
     (viii) Each PRC Company has procured all necessary approvals, licenses or permits requisite for and essential to the conduct of any part of its business and possession of valid title to all of its material properties and assets in connection with the carrying on of its business, and each PRC Company has legal and valid title to all of its properties and assets in connection with the carrying on of its business, in each case, free and clear of all liens, charges, encumbrances, equities, claims, defects, options and restrictions.
     (ix) Except as disclosed in Section 3.26 (ix) of the Disclosure Schedule, with regard to employment and staff or labor management, each PRC Company has complied with all applicable PRC Laws and regulations in all respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.
     (x) The Company’s acquisition of 100% equity interest in Shanghai Nobo in April 2008 does not conflict with any PRC Law, including without limitation the Regulations on Merger and Acquisitions of Domestic Enterprise by Foreign Investors issued by six PRC regulatory agencies on August 8, 2006. The final ownership structure and the conduct of business as contemplated under the Agreement do not conflict with any PRC Law.
     (xi) The Company’s acquisition of 100% equity interest in Jiangxi Nobao is in compliance with any PRC Law.
4	Representations and Warranties of the Investor.
     The Investor hereby represents and warrants to the Company and the Founder that the statements contained in this Section 4 with respect to the Investor are correct and complete as of the date of this Agreement and on and as of the date of the Closing with the same effect as if made on and as of the date of the Closing.
     (i) The Investor is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.
     (ii) The Investor has all requisite legal and corporate power and authority, and has taken all corporate action necessary to properly and legally authorize, execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to carry out its respective obligations hereunder and thereunder, and this Agreement and each of the Ancillary Agreements to which it is a party, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable against it in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
     (iii) The Series A Preferred Shares will be acquired or accepted for investment purposes for the Investor’s own accounts, not as a nominee or agent. By executing this Agreement, the Investor further represents that its has not been organized for the purpose of

Series A Preferred Share Purchase Agreement

acquiring the Series A Preferred Shares.
     (iv) The Investor understands and acknowledges that the offering of the Series A Preferred Shares will not be registered or qualified under the Securities Act, or any applicable securities Laws on the grounds that the offering and sale of securities contemplated by this Agreement and the issuance of securities hereunder is exempt from registration or qualification, and that the Company’s reliance upon these exemptions is predicated upon the Investor’s representations in this Agreement. The Investor further understands that no public market now exists for any of the securities issued by the Company and the Company has given no assurances that a public market will ever exist for the Company’s securities.
     (v) The Investor is an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, under the Securities Act.
     (vi) The Investor understands that the Series A Preferred Shares are characterized as “restricted securities” under U.S. federal securities Laws as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Investor understands that the Series A Preferred Shares have not been qualified or registered under the Laws of any other jurisdiction and therefore may be viewed as restricted securities under any or all of such other applicable securities Laws.
     (vii) The Investor understands that the certificates evidencing the Series A Preferred Shares may bear the following legend:
“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.”
     (viii) The Investor shall not appoint to the board of directors of any member of the Company Group any individual who is concurrently serving on the board of directors of any entity that is competing with any member of the Company Group.
5	Conditions of the Investor’s Obligations at Closing.
     The obligations of the Investor under Sections 2 of this Agreement, unless otherwise waived in writing by the Investor, are subject to the fulfillment of each of the following conditions on or before the Closing:
     5.1 Representations and Warranties.
     Except as set forth in the Disclosure Schedules, the representations and warranties of the Company, the PRC Companies and the Founder contained in Sections 3 shall be true and correct in all material respects when made, and shall be true and correct in all material

Series A Preferred Share Purchase Agreement

respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing Date, except in either case for those representations and warranties (i) that already contain any materiality qualification, which representations and warranties, to the extent already so qualified, shall instead be true and correct in all respects as so qualified as of such respective dates and (ii) that address matters only as of a particular date, which representations will have been true and correct in all material respects (subject to clause (i)) as of such particular date.
     5.2 Performance.
     Each member of the Company Group and the Founder shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.
     5.3 Authorizations.
     Each member of the Company Group and the Founder shall have obtained all authorizations, approvals, waivers or permits of any Person or any Governmental Authority necessary for the consummation of all of the transactions contemplated by this Agreement and other Transaction Documents, including without limitation any authorizations, approvals, waivers or permits that are required in connection with the lawful issuance of the Series A Preferred Shares, and all such authorizations, approvals, waivers and permits shall be effective as of the Closing. The Investor shall have received approval and authorization by its investment committee (or other similar governing body) for the transactions contemplated hereunder.
     5.4 Closing Certificate.
     The Founder, the Company and each of the PRC Companies shall have executed and delivered to the Investor at the Closing a certificate (i) stating that the conditions specified hereto have been fulfilled, and (ii) attaching thereto (A) the Memorandum and Articles as then in effect, and (B) copies of all resolutions of the Company’s shareholder and director approving the transactions contemplated hereby.
     5.5 Proceedings and Documents.
     All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor, and the Investor shall have received all such counterpart original or other copies of such documents as it may reasonably request.
     5.6 Memorandum and Articles.
     The Memorandum and Articles shall have been duly amended by all necessary action of the Board of Directors and/or the members of the Company, as set forth in the form attached hereto as Exhibit B, and such amendment shall have been duly filed with the Companies Registry of Hong Kong.
     5.7 Shareholders Agreement.
     The Company, the PRC Companies and the Founder shall have executed and

Series A Preferred Share Purchase Agreement

delivered to the Investor a Shareholders Agreement in the form attached hereto as Exhibit C-1.
     5.8 Right of First Refusal and Co-Sale Agreement.
     The Company, the PRC Companies and the Founder shall have executed and delivered to the Investor the Right of First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit C-2.
     5.9 Warrants.
     The Company shall have executed and delivered to the Investor the Warrants in the form attached hereto as Exhibit G-1 and Exhibit G-2.
     5.10 Completion of Due Diligence.
     The Investor shall have satisfactorily completed their business, financial, tax, technical and legal due diligence review.
     5.11 Register of Members.
     The Investor shall have received a copy of the Company’s register of members, certified by a director of the Company as true and complete as of the date of the Closing, updated to show the Investor as the holder of its relevant number of the Series A Preferred Shares as of the Closing.
     5.12 Indemnification Agreement.
     The Company shall have entered into an indemnification agreement substantially in the form attached hereto as Exhibit F with the director appointed by the Investor.
     5.13 Board of Directors.
     At the Closing, the Board of Directors of the Company shall consist of persons elected or appointed in accordance with the Shareholder Agreement and Memorandum and Articles, and the appointment of director by the Investor shall have been filed with the Companies Registry of Hong Kong.
     5.14 Delivery of Legal Opinions.
     The Company shall have delivered or caused to be delivered each of the legal opinions issued by the Hong Kong legal counsel and the PRC legal counsel of the Company, dated as of the Closing Date, in form and substance satisfactory to the Investor.
     5.15 Completion of Environmental Compliance Review.
     The Investor shall have completed its environmental, health, safety and social compliance review, with respect to each member of the Company Group.
     5.16 Employment Agreement.
Each of the Senior Managers of each member of the Company Group has entered into

Series A Preferred Share Purchase Agreement

an Employment Agreement, a Confidentiality, Non-competition Agreement and Invention Assignment Agreement, in form and substance satisfactory to the Investor. Each employee of the Company Group shall have entered into a formal written Employment Agreement in form and substance satisfactory to the Investor.
     5.17 Execution of Asset Transfer Agreement.
     Shanghai Nobo shall have entered into an agreement with Shanghai Nuoxin to transfer its assets (as listed in Exhibit H hereto, including without limitation all of its business contracts entered into with its suppliers/customers) to Shanghai Nuoxin in form and substance satisfactory to the Investor (the “Asset Transfer Agreement”).
     5.18 Land Use Right of Jiangxi Nobao.
     With regard to the New Land, Jiangxi Nobao shall have entered into a land use right granting agreement with responsible Governmental Authority governing land use right and fully paid the respective land use right granting fee and other necessary fees and taxes.
     5.19 Social Insurance Payment of Jiangxi Nobao.
     Jiangxi Nobao shall have obtained the Social Insurance Registration Certificate.
     5.20 Capital Contribution to Shanghai Nuoxin.
     The Company shall have made the capital contributions to Shanghai Nuoxin in accordance with its articles of association, or shall have obtained an approval from the Government Authority approving capital contribution extension.
     5.21 Capital Contribution to Jiangxi Nobao.
     The Company shall have obtained an approval from the Government Authority, satisfactory to the Investor, approving extension of capital contributions to Jiangxi Nobao.
     5.22 Loan Legal Opinion.
     The Investor shall have received the original legal opinion dated March 12, 2009 from Cheung & Liu, Solicitors regarding the Promissory Note.
     5.23 Delivery of 2008 Audit Report.
     The audited consolidated financial statements of the Company for the fiscal year ending December 31, 2008 prepared by PricewaterhouseCoopers shall have been delivered to the Investor.
6	Conditions of the Company’s Obligations at Closing.
     6.1 Representations and Warranties.
     The obligations of the Company, the PRC Companies and the Founder as of the Closing under this Agreement, unless otherwise waived in writing by them, are subject to the condition that the representations and warranties of the Investor contained in Section 4 shall be true and correct in all material respects when made, and shall be true and correct in all

Series A Preferred Share Purchase Agreement

material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.
     6.2 Payment of Subscription Price.
     The obligations of the Company, the PRC Companies and the Founder as of the Closing under this Agreement, unless otherwise waived in writing by them, are subject to the condition that the Investor shall be obligated to pay, via wire transfer, as the case may be, the Subscription Price according to the provisions Section 2.3(i).
     6.3 Memorandum and Articles.
     The Memorandum and Articles shall have been duly amended by all necessary action of the Board of Directors and/or the members of the Company.
     6.4 Execution of the Agreement and the Shareholders Agreement.
     The Investor shall have executed and delivered to the Company and the Founder this Agreement and the Shareholders Agreement in the form attached hereto as Exhibit C-1.
     6.5 Right of First Refusal and Co-Sale Agreement.
     The Investor shall have executed and delivered to the Company the Right of First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit C-2.
     6.6 Warrants.
     The Investor shall have executed and delivered to the Company the Warrants in the form attached hereto as Exhibit G-1 and Exhibit G-2.
7	Confidentiality.
     7.1 Disclosure of Terms.
     The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except as permitted in accordance with the provisions set forth below.
     7.2 Permitted Disclosures.
     Notwithstanding the foregoing, the Company may disclose (i) the existence of the investment to its bona fide prospective investors, employees, bankers, lenders, accountants, legal counsels and business partners, or to any person or entity to which disclosure is approved in writing by the Investor and (ii) only after the Closing, the Financing Terms to its current investors, employees, bankers, lenders, accountants and legal counsels, in each case only where such persons or entities are under strict nondisclosure obligations substantially similar to those set forth in this Section 7.2, or to any person or entity to which disclosure is approved in writing by the Investor. The Investor may disclose (i) the existence of the investment and the Financing Terms to any partner, limited partner, former partner, potential

Series A Preferred Share Purchase Agreement

partner or potential limited partner of the Investor or other third parties and (ii) the fact of the investment to the public, in each case as it deems appropriate in its sole discretion. Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 7.3 below.
     7.3 Legally Compelled Disclosure.
     In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other Laws and regulations of any jurisdiction) to disclose the existence of this Agreement or content of any of the Financing Terms, such Party (the “Disclosing Party”) shall provide the other Parties with prompt written notice of that fact and shall consult with the other Parties regarding such disclosure. At the request of another Party, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.
     7.4 Other Exceptions.
     Notwithstanding any other provision of this Section 7, the confidentiality obligations of the Parties shall not apply to: (a) information which a restricted Party learns from a third party having the right to make the disclosure, provided the restricted Party complies with any restrictions imposed by the third party; (b) information which is rightfully in the restricted Party’s possession prior to the time of disclosure by the protected Party and not acquired by the restricted Party under a confidentiality obligation; or (c) information which enters the public domain without breach of confidentiality by the restricted Party.
     7.5 Press Releases, Etc.
     No announcements regarding the Investor’s investment in the Company may be made by any Party hereto in any press conference, professional or trade publication, marketing materials or otherwise to the public without the prior written consent of the Investor and the Company, provided, that any such announcement made by any partner, limited partner, bona fide potential partner or bona fide potential limited partner of the Investor shall not be subject to the consent of the Company.
     7.6 Other Information.
     The provisions of this Section 7 shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the Parties with respect to the transactions contemplated hereby.
     7.7 Notices.
     All notices required under this Section 7 shall be made pursuant to Section 9.7 of this Agreement.
8	Undertakings.
     After the Execution Date or the Closing Date (as the case may be), the Company

Series A Preferred Share Purchase Agreement

(with respect to itself and each Company Group), each PRC Company (with respect to itself) and the Investor agree as follows:
     8.1 Use of Proceeds from the Sale of Series A Preferred Shares.
     The proceeds from the sale of the Series A Preferred Shares shall be used for the business expansion, capital expenditures, general working capital in the principal business of the Company Group, and repayment of a shareholder loan of USD500,000 to the Founder by the Company. Such proceeds may not be used for repaying any shareholder loan, or purchasing shares of other listed companies or corporate bonds or any other negotiable securities.
     8.2 Exclusivity.
     From the Execution Date until the earlier date of the following dates: (a) a date that is five (5) Business Days after the satisfaction or waiver of each condition to the Closing set forth in Section 5 and Section 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), and (b) the date of the termination of this Agreement pursuant to Section 2.4, the Company, the Founder, and the Company shall cause each of the PRC Companies to, agree not to (i) discuss the sale of any Ordinary Shares or Convertible Securities of the Company with any third party, or (ii) to provide any information with respect to the Company to a third party in connection with a potential investment by such third party in the Ordinary Shares or Convertible Securities of the Company, or (iii) to close any equity financing transaction of the Ordinary Shares or Convertible Securities of the Company with any third party. This Section 8.2 shall terminate and be of no further force and effect immediately following the Closing Date.
     8.3 Compliance by Shareholders.
     The Founder shall, at his own expenses, fully comply with all applicable PRC Laws and regulations and the requirements of the PRC Governmental Authorities with respect to his direct and indirect holding of equity securities in the PRC Companies, if necessary, on a continuing basis (including, but not limited to, all obligations imposed and all consents, approvals, registrations and permits required by the SAFE and by other PRC Governmental Authorities or under other applicable PRC Laws and regulations in connection therewith), and Foreign Corrupt Practices Act of the United States (15 U.S.C. §§ 78dd-1, et seq.), as amended, or any similar statute or Law, rule, regulation, official policy, interpretation or pronouncement of any Governmental Authority, including without limitation any transfer of his direct and indirect holding of equity securities in the Company to any third party.
     8.4 Compliance by Company Group.
     Each member of the Company Group shall, at its own expenses, fully comply with all applicable Laws and regulations of the jurisdiction of its incorporation as well as all requirements of the competent Government Authorities with respect to their conducting of business, on a continuing basis, and Foreign Corrupt Practices Act of the United States (15 U.S.C. §§ 78dd-1, et seq.), as amended, or any similar statute or Law, rule, regulation, official policy, interpretation or pronouncement of any Governmental Authority.
     8.5 Additional Covenants.

Series A Preferred Share Purchase Agreement

     Except as required by this Agreement, no resolution of the directors, owners, members, partners or shareholders of any member of the Company Group shall be passed, including resolutions in connection with declaration or distribution of dividends, nor shall any contract or commitment be entered into, in each case, prior to the Closing without the prior written consent of the Investor, which consent may not be unreasonably withheld, delayed or conditioned, except that the Company Group may carry on its business in the same manner as heretofore and may pass resolutions and enter into contracts for so long as they are effected in the ordinary course of business. No declaration or distribution of dividends by any Company Group shall be made prior to the Closing without the prior written consent of the Investor. If any member of Company Group has distributed any dividends or profits to its shareholders, such distributed amounts shall be excluded when calculating the Company’s post money valuation.
     8.6 Founder Shares Lock-up.
     Any Ordinary Shares directly or indirectly held by the Founder shall not be transferable except as provided in the Shareholders Agreement and the Right of First Refusal and Co-Sale Agreement.
     8.7 Composition of the Board of the Company Group.
     Within one (1) month after the Closing, the board of directors of each PRC Companies shall be re-constituted in accordance with the Shareholders Agreement and the Memorandum and Articles.
     8.8 Environmental Management System.
     Within one (1) month after the Closing, each member of the Company Group shall establish and adopt an appropriate Environmental Management System (the “EMS”), satisfactory to the Investor, comprising:
(i)	EMS Policy. As part of the process of establishing an EMS, each member of the Company Group shall prepare and adopt a set of environmental and social safeguard policies to ensure compliance by each Company Group with all Applicable Environmental & Social Requirements.
(ii)	EMS procedures. Each member of the Company Group shall:
(a)	permit representatives of the Investor or its designated entities to visit the premises where the business of each Company Group is conducted, and to have access to books of account and records of each member of Company Group, for the purpose of confirming compliance with Applicable Environmental & Social Requirements, provided that such visitation and access is (i) upon reasonable advance notice and during normal business hours, (ii) does not unreasonably interfere with the operations of each member of Company Group, and (iii) does not impose any material expense or burden on each member of Company Group, while the Company shall bear all fees and expenses in connection with such social and environment audit and delivery of the auditing report, provided that the auditing team of no more than three (3) persons; two half-yearly social and environmental audits will be conducted during the

Series A Preferred Share Purchase Agreement

first year after the Closing. Social and environmental audits and selected site inspections will be requested annually by the Investor, and the Company shall bear all fees and expenses in connection with such social and environment audit and delivery of the auditing report, provided that the auditing team of no more than three (3) persons;

(b)	continue (1) to comply with all Applicable Environmental & Social Requirements, and (2) not to engage in any Prohibited Activity;

(c)	as promptly as possible after becoming aware of any activity by any member of Company Group which does not comply with Applicable Environmental and Social Requirements, or which is classified as a Prohibited Activity, shall use its best efforts to implement a Corrective Action Plan. In the event that any member of the Company Group does not implement and adhere to the Corrective Action Plan in all material respects, the Investor shall have the option upon written notice to such member of Company Group to require that the Investor’s investment in the Company Group be liquidated as soon as possible, but in any event within one hundred and eighty (180) days after such notice, and the proceeds thereof distributed to the Investor less the reasonable cost of such liquidation; and

(d)	as promptly as possible, but in any event not more than sixty (60) days after the close of each fiscal year, furnish the Investor with an Environmental Performance Report in a form designed by the Investor.
     8.9 Transfer of Assets.
     Transactions contemplated by the Asset Transfer Agreement shall be completed by the end of December 31, 2009, and relevant certificates or receipts satisfactory to the Investor evidencing completion of such transfer shall be provided to the Investor.
     8.10 Termination of Jiangxi Nobao Loan Agreement.
     Within three (3) months after the Closing, Jiangxi Nobao shall (i) enter into an agreement with Gong Qing Cheng Finance Management Investment Co, Ltd. , in form and substance satisfactory to the Investor, to terminate the Jiangxi Nobao Loan Agreement; (ii) repay the outstanding amounts under the Jiangxi Nobao Loan Agreement to Gong Qing Cheng Finance Management Investment Co, Ltd. ; and (iii) release the land use right mortgage under the Jiangxi Nobao Loan Agreement satisfactory to the Investor.
     8.11 Capital Contribution to Jiangxi Nobao.
     The Company shall make the full capital contributions to Jiangxi Nobao in accordance with its articles of association no later than May 30, 2010.
     8.12 Amendments to the Articles of Association of the PRC Companies.
     The Articles of Association of each of the PRC Companies shall be amended satisfactory to the Investor, and such amendment shall be approved by the original approval

Series A Preferred Share Purchase Agreement

authority of each PRC Company and duly registered with the relevant Administration for Industry and Commerce within three (3) months after the Closing.
     8.13 Change of Registered Address.
     The registered address of Jiangxi Nobao shall be changed to the address of its current actual working office, which changes shall be registered with the relevant local branch of the State Administration of Industry and Commerce within three (3) months after the Closing.
     8.14 Appointment of Management Personnel.
     The Company shall hire a financial controller, human resources director, vice president on operation, vice president responsible for Environmental and Social Requirements, and a general manager of Jiangxi Nobao selected and approved jointly by the Investor and the Company within three (3) months after the Closing.
     8.15 ESOP.
     Within three (3) months after the Closing, the Company shall adopt an employee stock option plan for the issuances of Ordinary Shares representing 2.5% of the share capital of the Company after the Closing on a fully-diluted basis to selected members of the Company’s directors, consultants and employees; provided, that the terms of the ESOP shall be approved by the Board and shall be acceptable to the Investor in its discretion. Option granted in accordance with the ESOP may be exercised, in whole or in part, in accordance with the following schedule: 25% of the Ordinary Shares subject to the option shall vest on the first anniversary after the vesting commencement date, with remaining portions vesting monthly over next 36 months on a pro rata basis.
     8.16 Environmental Effect Evaluation Report.
     Within three (3) months after the Closing, the Company shall deliver an environmental effect evaluation report with regard to the ongoing or completed constructions on the Old Land, in form and substance satisfactory to the Investor.
     8.17 Social Security Payment.
     Each of the PRC Company shall make all due and payable statutory social insurance and housing funds for all of its employees in accordance with the PRC Law after the Closing, and Jiangxi Nobao shall provide a social security payment receipt for June 2009 to the Investor no later than July 31, 2009.
     8.18 Adjustment of Corporate Structure.
     Upon requested by the Investor, each of the Founder and Company Group shall adjust the corporate structure of the Company Group to achieve the change of potential listing vehicle from the Company to another company (including without limitation a company incorporated and existing under the Law of the Cayman Islands), satisfactory to the Investor.
     8.19 Land Use Right of Jiangxi Nobao.

Series A Preferred Share Purchase Agreement

     (i) With regard to the Old Land, Jiangxi Nobao shall fully pay the land use right granting fee in accordance with the Old Land Use Right Granting Contract and the Old Supplemental Land Use Right Granting Contract within three (3) months after the Closing.
     (ii) With regard to the New Land, Jiangxi Nobal shall procure the land use right certificate within three (3) months after the Closing.
9	Miscellaneous.
     9.1 Survival of Representations and Warranties.
     The representations and warranties set forth under Sections 3 and any covenants of the Company, the PRC Companies and the Founder contained in or made pursuant to this Agreement shall survive for a period of three (3) years from the Closing, and such warranties, representations and covenants shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Company. For avoidance of doubt, the representations and warranties of the Company, the PRC Companies and the Founder in Section 3 are made on and as of the Execution Date and on and as of the Closing Date, unless otherwise stated therein.
     9.2 Successors and Assigns.
     Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consent of the Parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
     9.3 Indemnity.
     (i) The Company and the Founder shall, jointly and severally, indemnify the Investor for any losses, liabilities, damages, liens, penalties, costs and expenses, including reasonable advisor’s fees and other reasonable expenses of investigation and defense of any of the foregoing, incurred by the Investor as a result of any breach or violation of any representation or warranty made by the Company or the Founder, or any breach by the Company or the Founder of any covenant or agreement contained herein or in any of the other Transaction Documents (the “Indemnifiable Event”), and each PRC Company hereby indemnifies the Investor for any losses, liabilities, damages, liens, penalties, costs and expenses, including reasonable advisor’s fees and other reasonable expenses of investigation and defense of any of the foregoing, incurred by the Investor as a result of any Indemnifiable Event of the relevant PRC Company (an “Indemnifiable Loss”). For the purpose of this Section 9.3, each of the Company, the Founder and the PRC Companies shall be referred to as an “Indemnitor”. If the Investor believes that it has a claim that may give rise to an indemnity obligation hereunder, it shall give prompt notice thereof to the Company, the Founder and/or the relevant PRC Companies (as the case may be) stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted; provided that in any event any such notice with respect to the breach of any covenant shall be given on a timely basis. No such claim shall be settled or resolved

Series A Preferred Share Purchase Agreement

without the consent of the Company, the Founder and/or the relevant PRC Companies (as the case may be), except that any dispute related thereto will be resolved pursuant to Section 9.13.
     The Founder’s indemnity obligations that are determined to arise hereunder may be satisfied by the Founder by remittance of immediately available funds to the Investor. However, if the Founder is unable to satisfy its indemnity obligations within sixty (60) days of delivery of the notice provided by the Investor, then such indemnity obligations shall, at the election of the Investor, be satisfied with the Ordinary Shares held (either directly or indirectly) or acquired after the date hereof by the Founder (with each such share valued at the greater of (i) the price paid for each Series A Preferred Share hereunder (as adjusted for share splits, combinations, recapitalizations, reclassifications and similar transactions) and (ii) the fair market value of such Ordinary Share determined pursuant to Section 9.3(iv).
     (ii) Notwithstanding the foregoing, the PRC Companies and the Founder shall, jointly and severally, indemnify and keep indemnified the Investor at all times and hold the Investor harmless against any claim for tax which has been made or may hereafter be made against the PRC Companies wholly or partly in respect of or in consequence of any event occurring or any income, profits or gains earned, accrued or received by the PRC Companies on or before the Closing and any reasonable costs, fees or expenses incurred and other liabilities which the PRC Companies may properly incur in connection with the investigation, assessment or the contesting of any claim, the settlement of any claim for tax, any legal proceedings in which the PRC Companies claim in respect of the claim for tax and in which an arbitration award or judgment is given for the PRC Companies and the enforcement of any such arbitration award or judgment whether or not such tax is chargeable against or attributable to any other person, provided, however, that the PRC Companies and the Founder shall be under no liability in respect of taxation:
(a)	to the extent that provision, reserve or allowance has been made for such tax in the audited consolidated financial statement of the Company, or to the extent that such liability for tax has been discharged by the PRC Companies;

(b)	if it has arisen in and relates to the ordinary course of business of the PRC Companies since the Statement Date;

(c)	to the extent that the liability arises as a result only of a provision or reserve in respect of the liability made in the Financial Statements being insufficient by reason of any increase in rates of tax announced after the Closing with retrospective effect;

(d)	to the extent that the liability arises as a result of legislation which comes into force after the Closing and which is retrospective in effect;

(e)	to the extent that the liability would not have arisen but for a voluntary act, omission or transaction after the Closing on the part of the PRC Companies which could reasonably have been avoided or carried out and which was not in the ordinary course of business; and

(f)	if such claim is settled or resolved without the consent of the Company, except that any dispute related thereto will be resolved pursuant to Section 9.13.

Series A Preferred Share Purchase Agreement

     Any of the Founder’s indemnity obligations that are determined to arise hereunder shall be satisfied by remittance of immediately available funds to the Investor. However, if the Founder is unable to satisfy his indemnity obligations hereunder within sixty (60) days of delivery of the notice provided by the Investor, then such indemnity obligations shall, at the election of the Investor, be satisfied solely with, and recourse will be limited solely to, the Ordinary Shares held (either directly or indirectly) by the Founder (with each such share valued at the greater of (i) the price paid for each Series A Preferred Share hereunder (as adjusted for share splits, combinations, recapitalizations, reclassifications and similar transactions) and (ii) the fair market value of such Ordinary Share (determined pursuant to Section 9.3(iv) if the parties to such dispute cannot agree).
     (iii) In the event that the Investor suffers an Indemnifiable Loss as provided in Section 9.3(i) and the Founder and/or the PRC Companies fail to fulfill their obligations under Section 9.3(i) to indemnify the Investor for the full amount of such Indemnifiable Loss within ninety (90) days of receipt of written notice thereof from the Investor, then the Company shall indemnify the Investor for the full amount of such Indemnifiable Loss as though an Indemnitor. Any indemnification provided by the Company pursuant to this Section 9.3(iii) shall not prejudice or otherwise affect the right of the Investor to seek indemnification from the Founder and the PRC Companies under Section 9.3; provided, however, that to the extent the Investor is able to recover any Indemnifiable Loss from the Founder and/or the PRC Companies, the Company shall not be obligated to indemnify the Investor with respect to such amount.
     (iv) The value of the Ordinary Shares to be delivered in satisfaction of the Founder’s indemnity obligation under Section 9.3(i) shall be determined in good faith by the Board. The Founder or the Investor shall have the right to challenge any determination by the Board of fair market value pursuant to Section 9.3(iv), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging Party. Should the market value made by an independent appraiser differ from that made by the Board, the market value made by an independent appraiser shall form the value of the Ordinary Share. The cost of such appraisal shall be borne by the Founder if the independent appraiser determines that the fair market value of the Ordinary Shares is less than that determined by the Board by a factor of more than 5%. The cost of such appraisal shall be borne by the Company if the independent appraiser determines that the fair market value of the Ordinary Shares is equal to at least 95% of the fair market value determined by the Board.
     (v) Notwithstanding any other provision contained herein, this Section 9.3 shall be the sole and exclusive remedy of the Investor for any claim against the Founder, the PRC Companies or the Company of a breach of any representation, warranty or covenant, other than with respect to Indemnifiable Loss arising due to the fraud or willful misconduct of an Indemnitor.
     (vi) The Founder shall solely indemnify the Company Group against any losses incurred , either before or after the Closing, in connection with or arising out of any of the following events (including without limitation any losses in connection with or arising out of any government punishment and/or any depreciation of the equity interest of the Company), which are existing prior to the Execution Date. The Founder’s indemnification obligations shall be satisfied in accordance with the mechanism set out in this Section 9.3.

Series A Preferred Share Purchase Agreement

(a)	status of Shanghai Nobo as a limited liability company, which is duly organized, validly existing and in good standing under the Laws of PRC since its establishment;

(b)	acquisition of 100% equity interest of Shanghai Nobo by the Company from Guo Wei and Sang Jin Lai in March 2008;

(c)	delayed capital contribution to the registered capital of Jiangxi Nobao by the Company;

(d)	adoption of the current effective Articles of Association of Jiangxi Nobao by the Company;

(e)	Jiangxi Nobao Loan Agreement and the transactions contemplated therein;

(f)	Jiangxi Nobao’s acquisition of land use right to the land at No. 1 Dong Cheng Road of Gong Qing Cheng

(g)	Jiangxi Nobao’s failure (1) to enter into employment contract with its employees, (2) to obtain the Social Insurance Registration Certificate and Housing Fund Registration Certificate, or (3) to pay any statutory social insurance and housing fund for its employees; or

(h)	delayed capital contribution to the registered capital of Shanghai Nuoxin by the Company.

(i)	acquisition of 100% equity interest of Jiangxi Nobao by the Company, and required tax payment in connection with or arising out of the transfer price paid to Bright Praise Holdings Limited by the Company.
     9.4 Governing Law.
     This Agreement shall be governed by and construed in accordance with the Laws of Hong Kong as to matters within the scope thereof and without regard to its principles of conflicts of laws.
     9.5 Counterparts.
     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.
     9.6 Titles and Subtitles.
     The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     9.7 Notices.
     Any notice required or permitted pursuant to this Agreement shall be given in writing
Series A Preferred Share Purchase Agreement

and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties given in accordance with this Section 9.7). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, prepaying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and by two (2) days having passed after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected on the same day on which it is properly addressed and sent through a transmitting organization with a reasonable confirmation of delivery.
     9.8 Finder’s Fee.
     Each Party agrees to indemnify and to hold harmless the other from any liability for any broker, finder or similar fee or commission (and the reasonable costs and expenses of defending against such liability or asserted liability) incurred by such Party in connection with the transactions contemplated hereunder. Any broker, finder or similar fee owing by the Company shall be disclosed to the Investor prior to Closing.
     9.9 Administrative Fees and Other Expenses.
     Subject to this Section 9.9, the Company shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby. The Company shall reimburse the Investor at the Closing up to US$130,000 of their legal, financial, administrative and other expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the Ancillary Agreements (the “Investor Expenses”), which payment shall be made directly to the legal or financial service provider at the Closing if so requested by the Investor. In the event that the investment transaction does not proceed and this Agreement is terminated, each Party shall be responsible for its own costs and expenses, provided, however, that the Company shall pay all reasonable costs and expenses incurred by the Investor if the discussion in connection with transaction contemplated by this Agreement is terminated by any member of Company Group or the Founder.
     9.10 Amendments and Waivers.
     Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties hereto. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.
     9.11 Severability.
     If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the
Series A Preferred Share Purchase Agreement

Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
     9.12 Entire Agreement.
     This Agreement and the documents referred to herein, together with all schedules and exhibits hereto and thereto, constitute the entire agreement among the Parties and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein. For the avoidance of doubt, this Agreement shall be deemed to terminate and supersede the provisions of any confidentiality and nondisclosure agreements executed by the Parties prior to the date of this Agreement, none of which agreements shall continue.
     9.13 Dispute Resolution.
     (i) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.
     (ii) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice Law in Hong Kong and fluent in English and Mandarin. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.
     (iii) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 9.13, including the provisions concerning the appointment of arbitrators, the provisions of this Section 9.13 shall prevail.
     (iv) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the Laws of Hong Kong and shall not apply any other substantive Law.
     (v) Each Party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request; all such requested information and documents can be provided in English or Chinese with equal legal validity.
     (vi) The award of the arbitration tribunal shall be final and binding upon the
Series A Preferred Share Purchase Agreement

disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.
     (vii) Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.
     9.14 Rights Cumulative.
     Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.
     9.15 Interpretation.
     Unless a provision hereof expressly provides otherwise: (i) all references to dollars are to currency of the United States of America; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein,” “hereof,” and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by “, but not limited to,”; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive; and (vii) the term “day” means “calendar day.”
     9.16 No Waiver.
     Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.
     9.17 No Presumption.
     The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.
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Series A Preferred Share Purchase Agreement

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

COMPANY:	EASTERN WELL HOLDINGS LIMITED

By: /s/ Sun Kwok Ping

Name: Sun Kwok Ping
Title: Director
	Address:	No. 485-487, Gu Yang Road, Changning
District, Shanghai, China
Fax: 86-21-6631-2459
[Signature Page to Series A Preferred Share Purchase Agreement]

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

INVESTOR:	CHINA ENVIRONMENT FUND III, L.P.

	By:	/s/ Donald Chang Ye
Name:
	Title:	Authorized Signatory
	Address:	A2302, SP Tower, Tsinghua Science Park,
Beijing 100084 China
Fax: 86-10-8215-1150
[Signature Page to Series A Preferred Share Purchase Agreement]

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

FOUNDER:	SUN KWOK PING

	By:	/s/ Sun Kwok Ping
Passport Number: DA9001901
Address: No. 485-487, Gu Yang Road,
Changning District, Shanghai, China
Fax: 86-21-6631-2459
[Signature Page to Series A Preferred Share Purchase Agreement]

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SHANGHAI NOBO:	SHANGHAI NOBO COMMERCE & TRADE CO., LTD.

	By:	/s/ Sun Kwok Ping
	Name:	Sun Kwok Ping
	Title:	Legal Representative
	Address:	No. 485-487, Gu Yang Road, Changning
District, Shanghai, China
Fax: 86-21-6631-2459
[Signature Page to Series A Preferred Share Purchase Agreement]

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

SHANGHAI NUOXIN:	NUOXIN ENERGY TECHNOLOGY (SHANGHAI) CO., LTD

By: /s/ Sun Kwok Ping

Name: Sun Kwok Ping
Title: Legal Representative
	Address:	No. 485-487, Gu Yang Road, Changning
District, Shanghai, China
Fax: 86-21-6631-2459
[Signature Page to Series A Preferred Share Purchase Agreement]

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

JIANGXI NOBAO:	JIANGXI NOBAO ELECTRIC CO., LTD

By: /s/ Sun Kwok Ping

Name: Sun Kwok Ping
Title: Legal Representative
	Address:	No. 485-487, Gu Yang Road, Changning
District, Shanghai, China
Fax: 86-21-6631-2459
[Signature Page to Series A Preferred Share Purchase Agreement]

SCHEDULE 1
     “Affiliates” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.
     “Agreement” means this Series A Preferred Share Purchase Agreement.
     “Ancillary Agreements” means, collectively, the Shareholders Agreement, the Right of First Refusal and Co-Sale Agreement and the Warrants.
     “Applicable Environmental and Social Requirements” means, with respect to each of the Company Group, the environmental, health, safety and social requirements specified by the Investor or, when not specified by the Investor, such requirements of any law, treaty, International Labour Organization convention rule, regulation, permit, authorization, or judicial or other legally enforceable governmental determination (including any provincial governmental determination) enacted, adopted, promulgated or issued in the region or in any jurisdiction within the region where each of the Group Companies has significant operations, in effect from time to time.
     “Asset Transfer Agreement” has the meaning set forth in Section 5.17 of this Agreement.
     “Board of Directors” or “Board” means the board of directors of the Company.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by applicable Laws or executive order to be closed in the PRC, Hong Kong or New York.
     “Business Plan” has the meaning set forth in Section 3.21 of this Agreement.
     “CG Product or Service” has the meaning set forth in Section 3.17(v) of this Agreement.
     “Closing” has the meaning set forth in Section 2.3 of this Agreement.
     “Closing Account” has the meaning set forth in Section 2.6(i) of this Agreement.
     “Closing Date” has the meaning set forth in Section 2.3 of this Agreement.
     “Code” has the meaning set forth in Section 3.5(ii) of this Agreement.
     “Collateral Documents” means the Guarantee dated January 22, 2009 by and between the Founder and the Investor, and the Share Mortgage by and among the Founder, the Investor and the Company dated February 25, 2009.
     “Company” means Eastern Well Holdings Limited , a company duly incorporated and validly existing under the Laws of Hong Kong.
     “Company Group” means the Company, the PRC Companies, any of their Subsidiaries, and each Person (other than a natural person) that is, directly or indirectly, Controlled by the Founder, the Company or the PRC Companies.
[Signature Page to Series A Preferred Share Purchase Agreement]

     “Contract” means a legally binding contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise or license.
     “Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.
     “Convertible Securities” means, with respect to any specified Person, Securities convertible or exchangeable into any shares of any class of such specified Person, however described and whether voting or non-voting.
     “Conversion Shares” has the meaning set forth in Section 2.2 of this Agreement.
     “Corrective Action Plan” shall mean a remediation or corrective action plan developed by each member of the Company Group (which is at all times satisfactory to the Investor), including the details of an implementation schedule and costs, which upon implementation is reasonably expected in the good faith opinion of the Investor to enable each member of the Company Group to carry out its business in compliance with Applicable Environmental and Social Requirements.
     “Disclosing Party” has the meaning set forth in Section 7.3 of this Agreement.
     “Disclosure Schedule” has the meaning set forth in Section 3 of this Agreement.
     “EMS” has the meaning ascribed to it in Section 8.8.
     “Environmental Performance Report” shall mean a written report, to be prepared by each member of the Company Group, evaluating the environmental, health, safety and social performance of each member of the Company Group for the previous fiscal year based on the requirements set forth in this Agreement.
     “ESOP” has the meaning set forth in Section 8.15 of this Agreement.
     “Execution Date” means the date of this Agreement.
     “Financial Statements” has the meaning set forth in Section 3.7 of this Agreement.
     “Financing Terms” has the meaning set forth in Section 7.1 of this Agreement.
     “Founder” means Sun Kwok Ping, a citizen of Hong Kong.
     “Governmental Authority” means any nation or government or any province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any government authority, agency, department, board, commission or instrumentality of the PRC or Hong Kong or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

     “HKIAC” means the Hong Kong International Arbitration Centre.
     “Hong Kong” means the Hong Kong Special Administrative Region of the PRC.
     “IFRS” shall mean the International Financial Reporting Standards promulgated by the International Accounting Standards Board (“IASB”) (which includes standards and interpretations approved by the IASB and International Accounting Principles issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis.
     “Indemnitor” has the meaning set forth in Section 9.3 of this Agreement.
     “Indemnifiable Loss” has the meaning set forth in Section 9.3 of this Agreement.
     “Intellectual Property” means all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, processes, compositions of matter, formulas, designs, inventions, proprietary rights, know-how and any other confidential or proprietary information owned or otherwise used by the Company Group.
     “Investor” means China Environment Fund III, L.P., a limited liability partnership organized and validly existing under the Laws of the Cayman Islands.
     “Investor Expenses” has the meaning set forth in Section 9.9 of this Agreement
     “Jiangxi Nobao” means Jiangxi Nobao Electric Co., Ltd , a wholly foreign owned enterprise duly organized and validly existing under the Laws of the PRC.
     “Jiangxi Nobao Loan Agreement” means a loan agreement dated as of January 8, 2009 by and between Jiangxi Nobao and Gong Qing Cheng Finance Management Investment Co, Ltd. .
     “Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.
     “Lender” means China Environment Fund III, L.P., a limited partnership organized and validly existing under the Laws of the Cayman Islands.
     “Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other restriction or limitation.
     “Loan” means the loan in the amount of US$10,000,000 provided by the Lender to the Company pursuant to the Promissory Note.
     “Material Adverse Effect” means with respect to any Person, any (i) event, occurrence, fact, condition, change or development that has had a material adverse effect on the operations, results of operations, financial condition, assets or liabilities, or (ii) material impairment of the ability to perform the material obligations of such Person hereunder or under the other Transaction Documents, as applicable. For avoidance of doubt and without limitation, any event, occurrence, fact, condition, change or development that has the effect of reducing the net asset value of the Company by five percent (5%) shall be deemed to be a

Material Adverse Effect.
     “Material Contracts” has the meaning set forth in Section 3.11(i) of this Agreement.
     “Memorandum and Articles” means the amended and restated memorandum of association and the articles of association of the Company attached hereto as Exhibit B, to be adopted by resolutions in writing of all members of the Company and to be effective on or before the Closing.
     “New Land” means a piece of land located at South Area of West Avenue, Gong Qing Cheng Industrial New District, Gong Qing Cheng, Jiangxi, with size of 66,666.67m2.
     “Old Land” means a piece of land located at No.1 Dong Cheng Road, Gong Qing Cheng, Jiangxi, with size of 213,333.3m2.
     “Old Land Use Right Granting Contract” means that certain state-owned land use right granting agreement executed by and between Jiangxi Nobao and Gong Qing Cheng State Land and Environmental Protection Bureau as of July 4, 2005, with regard to the Old Land.
     “Old Supplemental Land Use Right Granting Contract” means that certain supplemental agreement to the Old Land Use Right Granting Contract executed by and between Jiangxi Nobao and Gong Qing Cheng Kaifang Development Zone Administrative Committee as of November 3, 2007.
     “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.
     “Ordinary Shares” means the Company’s Ordinary Shares, par value US$0.001 per share.
     “Party” has the meaning set forth in the Preamble of this Agreement.
     “Permits” has the meaning set forth in Section 3.13(ii).
     “Permitted Liens” means (i) Liens for taxes not yet delinquent or the validity of which are being contested and (ii) Liens incurred in the ordinary course of business, which (x) do not in the aggregate materially detract from the value of the assets that are subject to such Liens and (y) were not incurred in connection with the borrowing of money.
     “Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.
     “PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.
     “PRC Companies”means Shanghai Nobo, Shanghai Nuoxin and Jiangxi Nobao.
     “PRC GAAP” means generally accepted accounting principles in effect in the PRC from time to time.

     “Prohibited Activity” shall mean one or more of the following activities: (1) production or activities involving harmful or exploitative forms of forced labor; (2) harmful child labor; (3) production or trade in any product or activity deemed illegal under PRC Laws or regulations or otherwise prohibited under any international convention or agreement; production or trade in weapons and munitions; (4) production or trade in alcoholic beverages (excluding beer and wine); (5) production or trade in tobacco; (6) gambling, casinos and equivalent enterprises; (7) trade in wildlife or wildlife products to the extent prohibited under the Convention on International Trade in Endangered Species of Wild Fauna and Flora; (8) production or trade in radioactive materials; (9) production or trade in or use of unbonded asbestos fiber; (10) commercial logging operations or the purchase of logging equipment for use in primary tropical moist forest; (11) production or trade in pharmaceuticals subject to international phase-outs or bans; (12) production or trade in pesticides/herbicides subject to international phase-out; (13) production or trade in ozone depleting substances subject to international phase out; and (14) drift net fishing in the marine environment using nets in excess of 2.5 kilometers in length.
     “Promissory Note” means the Secured Convertible Promissory Note dated January 22, 2009, entered into by and between the Lender and the Company pursuant to which the Lender agrees to lend an aggregate of US$10,000,000 to the Company.
     “Public Official” means an employee of a Governmental Authority, a member of a political party, a political candidate, an officer of a public international organization, or an officer or employee of a state-owned enterprise, including a PRC state-owned enterprise.
     “Related Party” has the meaning set forth in Section 3.16 of this Agreement.
     “Right of First Refusal and Co-Sale Agreement” means the Right of First Refusal and Co-Sale Agreement, in the form attached hereto as Exhibit C-2, to be entered into at the Closing by and among the Company, the Founder, the PRC Companies and the Investor.
     “SAFE” means the State Administration of Foreign Exchange of the PRC.
     “SEC” means the Securities and Exchange Commission of the United States.
     “Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.
     “Senior Managers” means, with respect to the Company and each member of the Company Group, the chief executive officer, the chief financial officer, the chief technology officer, the president, the general manager or any other manager with the title of “vice-president” or higher, or any other employee with responsibilities similar to any of the foregoing, of such entity.
     “Series A Preferred Shares” means any and all of the Company’s Series A preferred shares, par value US$0.001 per share, with the rights and privileges as set forth in the Memorandum and Articles.
     “Series A Purchase Price ” means US$20,000,000.
     “Series A Warrant” has the meaning set forth in Section 2.2(iii) of this Agreement.

     “Shanghai Nobo” means Shanghai Nobo Commerce & Trade Co., Ltd. , a wholly foreign owned enterprise duly organized and validly existing under the Laws of the PRC.
     “Shanghai Nuoxin” means Noxin Energy Technology (Shanghai) Co., Ltd , a wholly foreign owned enterprise duly organized and validly existing under the Laws of the PRC.
     “Shareholders Agreement” means the Shareholders Agreement, in the form attached hereto as Exhibit C-1, to be entered into at the Closing by and among the Company, the Founder, the PRC Companies and the Investor.
     “Statement Date” has the meaning set forth in Section 3.7 of this Agreement.
     “Subscribed Shares” has the meaning set forth in Section 2.2 of this Agreement.
     “Subscription Price” has the meaning set forth in Section 2.2(ii) of this Agreement.
     “Subsidiary” or “Subsidiaries” means, with respect to any specified Person, any Person of which the specified Person, directly or indirectly, owns more than fifty percent (50%) of the issued and outstanding authorized capital, share capital, voting interests or registered capital.
     “Termination Date” has the meaning set forth in Section 2.4(i) of this Agreement.
     “Transaction Documents” means this Agreement, the Ancillary Agreements, the Memorandum and Articles, and other agreements and documents the execution and delivery of which is contemplated under this Agreement.
     “Valuation Adjustment Warrant” has the meaning set forth in Section 2.2(iv) of this Agreement.
     “Warrants” means the Warrants, in the form attached hereto as Exhibit G-1 and Exhibit G-2, to be entered into at the Closing by and between the Company and the Investor.
     For purposes of this Agreement, the term “knowledge” refers only to the best knowledge of the relevant Person. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

EXHIBIT A
SCHEDULE OF INVESTOR

	Number of		Number of
	Subscription	Subscription	Conversion
Name of Investor	Shares	Price	Shares	Loan
CHINA ENVIRONMENT FUND III, L.P.	2,453,240	US$10,000,000	2,453,240	US$10,000,000

Total:	2,453,240	US$10,000,000	2,453,240	US$10,000,000
[Signature Page to Series A Preferred Share Purchase Agreement]

EXHIBIT B
MEMORANDUM AND ARTICLES

EXHIBIT C-1
SHAREHOLDERS AGREEMENT

EXHIBIT C-2
RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

EXHIBIT D
DISCLOSURE SCHEDULE

EXHIBIT D-1
LIST OF MATERIAL CONTRACTS

5

EXHIBIT D-2
STAFF INFORMATION FORM OF SHANGHAI NOBO AND JIANGXI NOBAO

6

EXHIBIT E
CAPITALIZATION TABLE AT THE CLOSING

EXHIBIT F
INDEMNIFICATION AGREEMENT

EXHIBIT G-1
SERIES A WARRANT

EXHIBIT G-2
VALUATION ADJUSTMENT WARRANTS

EXHIBIT H
LIST OF ASSETS